UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2014

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(f) Compensatory Arrangements of Certain Officers

Quality Bonus Payout

On October 9, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of WellCare Health Plans, Inc. (the “Company”) approved the payment of cash bonus awards pursuant to the quality component and remaining personal goals component of the Company’s 2013 Short-Term Incentive Program (the “2013 STI Program”) to those associates eligible to participate in the 2013 STI Program. The Company’s definitive Proxy Statement dated April 15, 2014 (the “2014 Proxy Statement”) disclosed that these bonus determinations had not yet been made, since the results of the achievement of quality goals and the remaining portion related to personal goals would not be available until the fall of 2014.
The following table summarizes the 2013 Quality short-term performance goals and related results, as determined by the Committee.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Results

25%	Medicare HEDIS STARs Improvement	0.10	0.25	0.75	0.31

25%	Medicaid HEDIS Measure Improvement	25%	50%	100%	12.3%

Goals related to improvements in selected HEDIS measures were chosen because such measures directly correlate to expectations of our customers and the quality of care for our members. The Medicare HEDIS STARs Improvement goal was based on year-over-year improvement in state-specific HEDIS measures in our Medicare plans. The Medicaid HEDIS Measure Improvement goal was based on the level of reduction in percent of state-specific HEDIS measures in our Medicaid plans that are below the national 50th percentile benchmark. Improving quality has been and continues to be a key area of focus for us.
As shown in the table above, we achieved Medicare HEDIS STARs improvement of 0.31 and Medicaid HEDIS measure improvement of 12.3%. The Compensation Committee considered all of the factors contributing to the results and attributed approximately target payout for the Medicare HEDIS STARs improvement goal after applying negative discretion to take into consideration the Company’s California operations and no payout for the Medicaid HEDIS measure improvement goal because threshold performance was not achieved. Based on this, the Compensation Committee determined to pay bonuses under the 2013 short-term incentive program related to the overall quality component goal to Ms. Iglesias, Mr. Todt and Mr. Anderson at 50.6% of each executive’s short-term incentive target (which represents 25.3% of the potential maximum payout opportunity related to the quality component goal under the 2013 short-term incentive program).

The following table summarizes the 2013 short-term incentive award payouts related to the achievement of quality goals to our named executive officers.

Executive	Company Quality Goals Target	Amount Earned	Percent of Target
Lisa G. Iglesias	$96,000	$48,576	50.6%
Blair W. Todt	$96,000	$48,576	50.6%
Lawrence D. Anderson	$65,000	$32,890	50.6%

The following table summarizes the 2013 short-term incentive award payouts related to the achievement of personal goals to our named executive officers, which represents the remaining 50% of the incentive related to personal goals.

Executive	Executive’s Fall 2014 Personal Goals Target	Amount Earned	Percent of Target
Lisa G. Iglesias	$24,000	$24,000	100%
Blair W. Todt	$24,000	$24,000	100%
Lawrence D. Anderson	$16,250	$21,125	130%

In determining the achievement of each executive officer’s 2013 personal goals, the Compensation Committee took into account a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

•
Ms. Iglesias’ individual performance considerations included her continued demonstrated strength as the General Counsel and head of communications and her work supporting the Company’s acquisition activities.

•	Mr. Todt's individual performance considerations included his continued high quality leadership of compliance and an effective start on his new strategy role.

•
Mr. Anderson's individual performance considerations included his strong performance supporting the Board in key executive transition matters, enhancing incentive plan designs and driving continued improvements to core human resources services and operating efficiencies.

The Compensation Committee did not quantify or otherwise assign relative weightings to the factors considered in reaching its decisions with respect to the achievement of personal goals for any of the named executive officers.

Set forth below are the recalculated non-equity incentive plan compensation and total compensation for each named executive officer that was awarded an additional cash bonus on October 9, 2014 under the Company’s 2013 STI Program. This information amends the Summary Compensation Table on p. 64 of the 2014 Proxy Statement.

Name and Principal Position	Year	Non-Equity Incentive Plan Compensation ($)	Total Compensation ($)
Lisa G. Iglesias Senior Vice President, General Counsel and Secretary	2013	299,573	1,205,429
Blair W. Todt Senior Vice President, Chief Strategy and Development Officer	2013	190,656	1,114,071
Lawrence D. Anderson Senior Vice President and Chief Human Resources Officer	2013	138,840	826,924

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2014	WELLCARE HEALTH PLANS, INC. /s/ Lisa G. Iglesias
Lisa G. Iglesias Senior Vice President, General Counsel and Secretary